Comstock Announces Solid Progress on Lucerne Transaction;
Tonogold Commits Additional $1 million in Non-Refundable Deposits

Virginia City, NV (May 6, 2019) Comstock Mining Inc. (“Comstock” or “the Company”) (NYSE American: LODE) today announced significant progress toward the completion of the sale of its Lucerne properties (“Lucerne”).

The Company understands that Tonogold Resources, Inc. (“Tonogold”) has secured significant interest for funding the Lucerne purchase and is finalizing negotiations of optimal terms and allocations. Tonogold also recently executed a Term Sheet with Nebari Holdings, LLC (“Nebari”) for a $5 million, debt financing with the option for drawing an additional $25 million for development, production start-up and working capital, subject to customary due diligence and closing conditions. Nebari is Comstock’s current lender.

Mr. Mark Ashley, President and CEO of Tonogold stated, “Our diligence is paying off with the assembly of an outstanding group of strategic resource investors who understand the significance of the gold and silver resource at Lucerne and the greater exploration potential of the whole northern portion of the Comstock District. We look forward to accelerating and consummating the transaction announced with Comstock in January 2019, in the next few months.”

Tonogold has also committed and partially funded another $1 million in non-refundable deposits. For the year-to-date, Comstock has received $2,350,000 in cash as non-refundable payments, including $350,000 recently, toward the aggregate purchase price, with an additional $450,000 and $200,000 due on or prior to May 17, and May 24, 2019, respectively. These payments extend the deadline for closing the transaction to June 21, 2019. Comstock has received $350,000 and will use seventy-percent of the entire $1 million in payments to pay down its outstanding debenture, bringing the outstanding principal down to approximately $6.7 million.

Accordingly, both parties have reached an agreement to provide additional extension opportunities for closing on Lucerne, primarily to allow for a more thorough and efficient financing and closing process. Comstock agreed to provide Tonogold with the flexibility to close on Lucerne on or prior to August 30, 2019, subject to making additional $1 million monthly non-refundable deposits in late June 2019 and late July 2019, if needed. If the closing occurs after the original deadline of May 31, 2019, Tonogold will also reimburse Comstock for all incremental interest costs and substantially all property carrying costs, as previously agreed.

Comstock now anticipates, and the amendment allows for, Tonogold to deliver $11.5 million in cash at closing, less the amounts of the cumulative non-refundable payments made by Tonogold at that time, and a one-year maturing, interest bearing note converting into shares in Tonogold if not repaid previously, to Comstock with a principal amount of $3,500,000. The conversion price will be the lowest of (1) the 20-day volume weighted closing price of Tonogold shares prior to conversion, (2) Tonogold’s most recent private placement or (3)

Tonogold’s initial public offering price.

Mr. Corrado De Gasperis, Executive Chairman and CEO, stated, “Tonogold has made consistent progress toward acquiring the Lucerne mine and has worked effectively to secure sufficient strategic investment capital for closing this transaction and funding Lucerne development. The effort and results are both outstanding and we look forward to closing the Lucerne transaction in the next few months.”

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near-term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock and Tonogold. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: capital raising activities and negotiations; market conditions; future changes in exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; production of feasibility studies, technical reports or other findings related to estimated mineralization; operational and management restructuring activities; capital expenditures (by Comstock, Tonogold or other parties) and their impact; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales, equity dilution, and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by the management of Comstock and Tonogold in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of the annual report on Form 10-K of Comstock. Occurrence of such events or circumstances could have a material adverse effect on the business, financial condition, results of operations or cash flows or the market price of Comstock and Tonogold’s securities. All subsequent written and oral forward-looking statements by or attributable to Comstock, Tonogold or persons acting on their behalf are expressly qualified in their entirety by these factors. Neither Comstock nor Tonogold undertake any obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any other securities of Comstock or Tonogold.

Contact information:

Comstock Mining, Inc.
P.O. Box 1118
Virginia City, NV 89440
ComstockMining.com

Corrado De Gasperis
Executive Chairman & CEO
Tel (775) 847-4755
degasperis@comstockmining.com

Zach Spencer
Director of External Relations
Tel (775) 847-5272 ext.151
questions@comstockmining.com